                                                                   Exhibit 11.01

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                  (In millions, except for per share amounts)


                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                  ------------------     -----------------
                                   1998        1997       1998      1997
                                  ------      ------     ------    ------
Earnings:
  Net income                      $  315      $  327     $  975    $  876
                                  ======      ======     ======    ======

Average shares:
  Basic                            392.3       392.2      392.3     396.6
                                  ======      ======     ======    ======
  Diluted                          392.9       392.5      392.9     396.8
                                  ======      ======     ======    ======

Earnings per share (EPS):
  Net income per common share     $ 0.80      $ 0.83     $ 2.49    $ 2.21
                                  ======      ======     ======    ======
  Net income per common
    share - assuming dilution     $ 0.80      $ 0.83     $ 2.48    $ 2.21
                                  ======      ======     ======    ======

Net income per common share (Basic EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Net income per common share - assuming dilution (Diluted EPS) reflects the effect of potentially dilutive securities, principally stock-based incentive plans.